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                                                                    EXHIBIT 10.2

[NCR Logo]
1700 South Patterson Boulevard
Dayton, Ohio 45479


June 18, 2001


Mr. Howard Lance
[address]


Dear Howard:

I am delighted to extend to you an offer of employment with NCR Corporation to lead the Retail and Financial Group. This position will have all operating responsibilities for NCR's Financial Self Service, Retail Store Automation, Worldwide Customer Services and Systemedia businesses, which generate the majority of revenues and profits. In this position, you will report directly to me, as Chairman & CEO, and become a member of the Executive Committee. We will determine a start date that is mutually agreeable. In addition to the standard employment terms specified in the enclosed attachment, this offer is contingent on the approval of NCR Board of Directors.

     Title - In this position, your title will be President, and Chief Operating
     -----
     Officer of the Retail Financial Group, subject to approval of the NCR Board of Directors.

     Annual Base Salary - Your base salary will be $625,000, commencing as of
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     your effective start date. You will be paid on a bi-weekly pay schedule, one week in arrears. Your paycheck will be automatically deposited in the bank of your choice via our convenient Easipay plan.

     Sign-On Bonus - You will be extended a $300,000 gross sign-on bonus and
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     will be paid within thirty days of your effective start date. All applicable taxes will be withheld from this award. Your sign-on bonus will not be treated as compensation for purposes of determining employee pensions and benefits.

     Incentive Award - You will be eligible to participate in the Management
     ---------------
     Incentive Plan for Executive Officers (MIP), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. For your position, the targeted incentive opportunity is 80% of your salary ($500,000) and the maximum award is 160% ($1,000,000) of your salary. Given the fact that you will forfeit your 2001 bonus at your current company, NCR will guarantee your proposed target incentive award ($500,000) for 2001. You may elect to receive this bonus earlier than the scheduled March 2002 payout date at your discretion, but no earlier than October 1, 2001. If the actual 2001 incentive payout is greater than target, you will receive an incremental bonus (up to $500,000) in March 2002.

     For 2001, incentive compensation objectives have been established, and include measurements based on revenue, net income and operating income after a charge for capital.

     Equity Awards -
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     Stock Options/One Time Grant - In lieu of your current compensation and equity situation, you will receive a one-time stock option grant of 175,000 options. These options will be subject to terms and conditions, including a non-

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     competition provision, determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. The terms of this special stock option grant are as follows:

          .    Grant date:  Effective date of employment
          .    Exercise price: Fair market value on grant date, calculated as the average of the high and low prices for NCR.
          .    Vesting schedule: 1/3 each year for 3 years beginning on your 1 year anniversary

     Stock Options/2002 Advance Management Stock Grant - On your first date of employment, you will receive a stock option grant for 75,000 shares of NCR common stock. These options will be subject to terms and conditions, including a non-competition provision, determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. The terms of this option grant provide for a grant date as of the date of employment at a strike price equal to the fair market value of NCR stock on that day. The options have a 10 year term and vest on a 3 year cycle equally beginning on your 1 year anniversary date.

Given the grant above, you will not receive a management stock option grant in Q1 2002 when NCR management is awarded their 2002 stock option grants. However, you will be eligible for future management stock option grants, beginning in 2003. Although we cannot make a commitment about future stock option awards, given past awards for this position and current expectations, we would anticipate that the award of stock options would have an approximate face value of $3.75 million or more. Again, as I know you appreciate, any actual award will be as finally determined by NCR's Compensation Committee of the Board of Directors.

     Restricted Stock - In lieu of your current compensation and equity situation, you will receive a special grant of 75,000 common shares of NCR restricted stock. The shares will be held in a record account established in your name with NCR's Transfer Agent and Stock Registrar (American Stock Transfer), on the date of your employment. The shares will vest in increments of 25,000 shares each year on October 1, with the first increment vesting on October 1, 2001.

     We will guarantee a minimum value of $1,313,000 for the shares which vest on October 1, 2001. Based on NCR's price at $47, the current value of the initial vesting of 25,000 shares is approximately $1,175,000. However, if NCR's average stock price is less than $52.52 on October 1, 2001, we will grant additional shares to compensate for the difference to increase the total value to $1,313,000. The remaining 50,000 shares will vest as indicated in the paragraph above.

     The restricted stock will be subject to other terms and conditions determined by the NCR Board of Directors, including a non-competition provision.

     Incentives in General - For an officer in your position, short- and long-
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     term incentives at NCR currently take the form of the MIP and stock options. Since these incentives are designed to address the conditions of an ever-changing marketplace, NCR cannot make any definitive representations concerning the continuation of either program or the size of the individual awards.

     Vacation - In recognition of your prior work experience, you will be
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     eligible for four weeks of paid vacation.

     NCR Benefits - On your first day of employment with NCR, the company
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     provides you and your eligible dependents with the following core benefit coverage:
          NCR Health Care Coverage
          NCR Dental Care Coverage
          Short-Term and Long-Term Disability Coverages
          Life Insurance Coverage
          Accidental Death and Dismemberment Insurance Coverage

     As a new employee of NCR, you have the opportunity to design your own personalized benefit program through Personal Choice, the company's flexible benefits program. After your employment commences, you will receive

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     the NCR Benefits Information Package, and a Benefit representative will meet with you to guide you through any questions you may have.

     Additionally, you will be eligible to participate in the NCR Pension Plan, the NCR Savings Plan (401k), and the NCR Stock Purchase Plan. The Benefits Overview provides more information about NCR benefits.

     Retirement - In addition to your participation in the NCR Pension Plan
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     (qualified plan), you will also participate in the following nonqualified pension plans:

     The Retirement Plan for Officers of NCR Corporation (SERP II) - The plan provides a career average pension of 2.5% of the total of your base salary and MIP award, times your years of service as an Officer and less pension accrued as an Officer in other NCR sponsored plans. While this plan currently vests after ten years of officer service, NCR plans to recommend to the Compensation Committee of the Board of Directors to change the vesting schedule to five years, which is more in line with competitive analogs and mirrors the qualified pension plan vesting pertaining to all employees. However, there can be no assurance that this proposed change will be adopted.

     The NCR Mid-Career Hire Supplemental Pension Plan - This plan provides a pension supplement to make up for lost pension that could result from not having a "full career" with one company. This pension supplement is in addition to the SERP II benefit.

     Financial Counseling - You will be eligible to participate in a financial
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     counseling program provided through one of three consulting firms designated by the Company. The Company will pay up to $8,000 annually for financial planning, estate planning and tax preparation plus a gross-up for the tax impact of this service. Further information on this program will be provided separately.

     Relocation - You will be eligible for relocation benefits under NCR's
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     Relocation Policy under Tier II Benefits. A copy of the NCR Relocation
     Policy is enclosed. It is expected that you will move to Dayton, Ohio within a maximum of 3 months of your start date. In the interim, NCR will arrange temporary housing/accommodations for you in Dayton. NCR will also reimburse you for commissions related to the sale of your home in St. Louis, not to exceed seven percent.

     In addition to the standard relocation benefits, NCR will facilitate the enrollment of your children in private schools in the Dayton area.

     Change in Control - You will participate in NCR's current Change in Control
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     Severance Plan for Executive Officers. In the event of a qualified Change-
     In-Control (as defined in this Plan), you will receive three times your base salary and targeted bonus plus immediate vesting of your NCR stock options and restricted stock.

     Severance - In the event of a Company initiated termination other than for
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     "Cause" or termination for "Good Reason" (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers), you will receive a cash payment of one times your annual base salary. Should termination occur prior to October 1, 2001, you will also receive immediate vesting of 25,000 shares of NCR restricted stock or the shares equivalent to $1,313,000, whichever is greater.

     Voluntary Termination - In the event of voluntary separation within 12
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     months from the effective start date of your employment, you will be required to reimburse NCR in full for payments previously disbursed as your sign-on bonus and the 2001 guaranteed target bonus.

     Documentation of Current Compensation - We request you provide copies of
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     the plan documents for the following Emerson Electric benefits: Stock
     Options, Restricted Stock Awards, and Performance Share Awards.

     Accepting this Offer of Employment - By accepting and signing NCR's offer
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     of employment, you certify to NCR that you are not subject to a non-
     competition agreement with any company which would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR's strong policy of

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     respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.

     This offer is valid until Wednesday, June 20, 2001 5:00 p.m. EDT. Please
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     return this document signed indicating your acceptance or rejection.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason. Also, this offer is contingent upon completion of full reference checks.

Howard, we are enthusiastic about the contributions, experience and vision you can bring to NCR. The company is positioned well in our market to be exceedingly successful and I personally would like to extend this opportunity for you to be a part of my Executive Committee team.

If you have any questions concerning the details of the appointment or wish to obtain more information regarding specific benefits, please feel free to contact Wilbert Buiter or me.

Sincerely,

/s/ Lars Nyberg

Lars Nyberg

pc:     W. Buiter



NCR Employment Offer dated June 18, 2001 to Howard Lance
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I accept:

          /s/ Howard Lance                   June 26, 2001
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Signature                                         Date:  (MM, DD, YY)


          Howard Lance
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Printed Name                                      SSN


I decline:

___________________________________               ____________________ Signature
Date:  (MM, DD, YY)


-----------------------------------
Printed Name

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